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RAND CAPITAL CORPORATION

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2200 Rand Building • Buffalo, New York 14203

FOR IMMEDIATE RELEASE

Rand Capital Changes Venue for
Special Meeting of Shareholders to Virtual Only Participation

BUFFALO, NY, December 7, 2020 – Rand Capital Corporation (Nasdaq: RAND) (“Rand” or “Rand Capital” or the “Company”), a business development company, today announced that due to the ongoing impact of the COVID-19 virus, it is converting its Special Meeting of Shareholders to be held on Wednesday, December 16, 2020 at 10:00 a.m. Eastern Time to virtual only participation.

Shareholders as of the close of business on November 9, 2020, which is the record date for the Special Meeting, can attend the meeting virtually via www.virtualshareholdermeeting.com/RAND2020SM. Shareholders are encouraged to go to the website link and register ahead of the Special Meeting. Whether or not a shareholder plans to attend the Special Meeting by virtual means, Rand urges its shareholders to vote and submit their proxy in advance of the Special Meeting by one of the methods described in the proxy statement.

ABOUT RAND CAPITAL

Rand Capital (Nasdaq: RAND) is an externally-managed Business Development Company (BDC) with a wholly-owned subsidiary licensed by the U.S. Small Business Administration (SBA) as a Small Business Investment Company (SBIC). The Company’s investment objective is to maximize total return to its shareholders with current income and capital appreciation by focusing its debt and related equity investments in privately-held, lower middle market companies with committed and experienced managements in a broad variety of industries. Rand invests in early to later stage businesses that have sustainable, differentiated and market-proven products, revenue of more than $2 million and a path to free cash flow or up to $5 million in EBITDA. The Company’s investment activities are managed by its external investment adviser, Rand Capital Management LLC. Additional information can be found at the Company’s website where it regularly posts information: https://www.randcapital.com/.

Contacts:

Company:	Investors:
Allen F. (“Pete”) Grum	Deborah K. Pawlowski
President and CEO	Kei Advisors LLC
Phone: 716.853.0802	Phone: 716.843.3908 / 716.843.3942
Email: pgrum@randcapital.com	Email: dpawlowski@keiadvisors.com

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